PURCHASE AND SALE AGREEMENT

BETWEEN

GEMINI METALS CORP.

AND

CROSSHAIR EXPLORATION & MINING CORP.

AND

PARAGON MINERALS CORPORATION

DATED the 4th day of June, 2008

Schedules

Schedule A	-	Description of Properties
Schedule B	-	Encumbrances
Schedule C	-	Proceedings
Schedule D	-	Underlying Agreements

     THIS PURCHASE AND SALE AGREEMENT is dated as of the 4th day of June, 2008 (the “Execution Date”).

BETWEEN:

GEMINI METALS CORP., a company having an office at Suite 1240, 1140
West Pender Street, Vancouver, BC V6E 4G1

(“Newco”)

AND:

CROSSHAIR EXPLORATION & MINING CORP., a company having an
office at Suite 1240, 1140 West Pender Street, Vancouver, BC V6E 4G1
(“Crosshair”)

AND:

PARAGON MINERALS CORPORATION, a company having an office at
Suite 1540 - 800 West Pender Street Vancouver, British Columbia, V6C 2V6

(“Paragon”)

W H E R E A S:

A.      Paragon is the legal holder of an undivided 100% title and interest (subject to the Underlying Agreements and Joint Venture Agreements) in the listed interests in the mining claims and associated assets set out in Schedule A attached hereto (collectively, the “Properties”);

B.      Pursuant to certain agreements Paragon has granted options to Crosshair to earn a 60% interest in the Properties;

C.      Crosshair intends to enter into series of transactions whereby its interest in the Properties, and certain other assets, will be transferred to Newco and pursuant to a plan of arrangement (the “Arrangement”) with Crosshair’s securityholders and Newco, securities of Newco will be distributed to securityholders of Crosshair;

D.      Paragon wishes to transfer all of its legal and beneficial interest in the Properties immediately following the Arrangement, subject to any encumbrances listed in Schedule B, to Newco and the Parties wish to enter into this Agreement to provide for such transfer;

E.      Upon completion of the aforementioned transfer of Crosshair’s and Paragon’s respective interests in the Properties, Crosshair and Paragon shall terminate the Joint Venture Agreements (as defined below).

     NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the payment by each party to the other of the sum of $10.00 (the receipt and sufficiency of which is hereby acknowledged by each party) and of the mutual covenants and agreements contained herein the Parties agree as follows:

1.	DEFINITIONS

1.1	In this Agreement and in the Schedules and the recitals hereto, unless the context otherwise requires, the following expressions will have the following meanings:

(a)	“Arrangement” means the proposed plan of arrangement between Crosshair, Newco and Crosshair’s securityholders whereby securities of Newco will be distributed to securityholders of Crosshair;

(b)	“Closing” means the completion of the purchase and sale of the Properties in accordance with the provisions of this Agreement;

(c)	“Closing Date” means immediately after the Arrangement becomes effective, or such other date as may be agreed to between the Parties;

(d)	“Consideration Shares” has the meaning set forth in section 6.2;

(e)

“Encumbrances” means all interests, mortgages, charges, royalties, security interests, liens, encumbrances, actions, claims, demands and equities of any nature whatsoever or however arising and any rights or privileges capable of becoming any of the foregoing other than those matters described on Schedule B hereto;

(f)

“Environmental Laws” means all applicable laws, statutes, ordinances, by-laws, regulations, orders, directives and decisions of any federal, provincial, state, municipal or local government, ministry, department, court or administrative or regulatory agency relating to the protection, reclamation or remediation of the environment, or to the import, manufacture, storage, release, sale, use, handling, transport or existence of Hazardous Materials;

(g)	“Financing” has the meaning set forth in section 5.1;

(h)

“Hazardous Materials” means any underground storage tanks, explosive, radioactive or corrosive materials, pollutants, contaminants, chemicals, waste, deleterious substances or industrial, toxic, dangerous or hazardous substances or wastes, including petroleum products and acid rock drainage;

(i)	“Interim Period” means the period of time from the date of this Agreement until the Closing;

(j)

“Joint Venture Agreements” means the February 14, 2003 Victoria Lake Property Agreement between Rubicon Minerals Corporation (“Rubicon”) and International Lima Resources Corp., as amended on April 29, 2004 and November 16, 2004;

and the May 1, 2006 Golden Promise Property Agreement between Rubicon Minerals Corporation and Crosshair Exploration & Mining Corp., as amended on April 18, 2008, both as assigned from Rubicon to Paragon effective December 8, 2006.

(k)

“Legal Proceeding” means any litigation, action, application, suit, investigation, hearing, claim, deemed complaint, grievance, civil, administrative, regulatory or criminal, arbitration proceeding or other similar proceeding, before or by any court or other tribunal and includes any appeal or review thereof and any application for leave for appeal or review;

(l)	“Material Adverse Change” means a change that has a material adverse affect on the title of any of the Properties;

(m)	“Order” means any order, directive, judgment, decree, injunction, decision, ruling, award or writ of any governmental authority;

(n)

“Party” means each of Newco, Crosshair or Paragon, as the case may be, and their successors and permitted assigns and “Parties” means together, Newco, Crosshair and Paragon and their successors and permitted assigns;

(o)	“Properties” means all of Crosshair’s and Paragon’s interests in the listed interest in the mining claims described in Schedule A.

(p)	“Prospectus” has the meaning set forth in section 5.1;

(q)	“Secondary Offering” has the meaning set forth in section 5.2; and

(r)	“Underlying Agreements” means the agreements with various optionors relating to Crosshair and Paragon’s interests in the Properties described in Schedule D.

1.2	In this Agreement, unless something in the subject matter or context is inconsistent therewith:

(a)

all references in this Agreement to “articles”, “sections” and other subdivisions or Schedules are to the designated articles, sections or other subdivisions or Schedules of or attached to this Agreement;

(b)	the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section or other subdivision;

(c)	the headings are for convenience only and do not form part of this Agreement and are not intended to interpret, define or limit the scope, extent or intent of this Agreement;

(d)	the singular of any term includes the plural, and vice versa, the use of any term is equally applicable to any gender and, where applicable, a body corporate, the word “or” is not exclusive and the word “including” is not limiting (whether or not non-limiting language is used with reference thereto);

(e)

the words “written” or “in writing” include printing, typewriting or any electronic means of communication capable of being visibly reproduced at the point of reception including telex, telegraph, telecopy, facsimile or e-mail;

(f)

any reference to a statute is a reference to the applicable statute and to any regulations made pursuant thereto and includes all amendments made thereto and in force from time to time and any statute or regulation that has the effect of supplementing or superseding such statute or regulation;

(g)

a “day” shall refer to a calendar day and in calculating all time periods the first day of a period is not included and the last day is included and references to a “business day” shall refer to days on which banks are ordinarily open for business in Vancouver, British Columbia, but if a period ends on a day on which the banks are not open for business in Vancouver, British Columbia, the period will be deemed to expire on the next calendar day on which banks are open for business in Vancouver, British Columbia; and

(h)	all references to “$” or “dollars” are references to the lawful currency of Canada.

2.	REPRESENTATIONS, WARRANTIES AND COVENANTS

2.1	Newco represents and warrants to Crosshair and Paragon that, as of the date of this Agreement:

(a)

it is a valid and subsisting corporation duly incorporated under the laws of its jurisdiction of incorporation and has full corporate power and authority to execute and deliver this Agreement and to observe and perform its covenants and obligations hereunder and has taken all necessary corporate proceedings and obtained all necessary corporate approvals in respect thereof and, upon execution and delivery of this Agreement by it, this Agreement will constitute a legal, valid and binding obligation of Newco enforceable against it in accordance with its terms except that:

	(i)	enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights generally;

	(ii)	equitable remedies, including the remedies of specific performance and injunctive relief, are available only in the discretion of the applicable court;

	(iii)	a court is not required to treat as conclusive, final or binding those certificates and determinations which this Agreement states are to be so treated;

	(iv)	a court may stay proceedings before them by virtue of equitable or statutory powers; and

	(v)	rights of indemnity and contribution hereunder may be limited under applicable law;

(b)

neither the execution of this Agreement nor the consummation of the transactions contemplated hereby conflict with, result in a breach of or accelerate the performance required by any agreement to which it is a party; and

(c)

neither the execution of this Agreement nor the consummation of the transactions contemplated hereby, result in a breach of the laws of any applicable jurisdiction, its constating documents or regulations of its directors and shareholders.

2.2	Paragon represents and warrants to Crosshair and Newco that, as of the date of this Agreement:

(a)

it is a valid and subsisting corporation duly incorporated under the laws of its jurisdiction of incorporation and has full corporate power and authority to execute and deliver this Agreement and to observe and perform its covenants and obligations hereunder and has taken all necessary corporate proceedings and obtained all necessary corporate approvals in respect thereof and, upon execution and delivery of this Agreement by it, this Agreement will constitute a legal, valid and binding obligation of Paragon enforceable against it in accordance with its terms except that:

	(i)	enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights generally;

	(ii)	equitable remedies, including the remedies of specific performance and injunctive relief, are available only in the discretion of the applicable court;

	(iii)	a court is not required to treat as conclusive, final or binding those certificates and determinations which this Agreement states are to be so treated;

	(iv)	a court may stay proceedings before them by virtue of equitable or statutory powers; and

	(v)	rights of indemnity and contribution hereunder may be limited under applicable law;

(b)

neither the execution of this Agreement nor the consummation of the transactions contemplated hereby conflict with, result in a breach of or accelerate the performance required by the Underlying Agreements or any other agreement to which it is a party;

(c)	the Underlying Agreements are in good standing in all respects (including with respect to payments to be made thereunder) in full force and effect and unamended;

(d)

Paragon has not transferred or encumbered or agreed to transfer or encumber the Underlying Agreements or all or any of its right, title or interest in or to the Underlying Agreements, except as provided for in this Agreement;

(e)

neither the execution of this Agreement nor the consummation of the transactions contemplated hereby, result in a breach of the laws of any applicable jurisdiction, its constating documents or resolutions of its directors or shareholders;

(f)	Schedule A attached hereto accurately sets out all of Paragon’s interest in the Properties;

(g)	all of the mineral claims constituting the Properties have been duly and properly staked and recorded and have been and are validly held in accordance with the laws of Newfoundland;

(h)	it is lawfully authorized to hold mineral claims in the Province of Newfoundland;

(i)

Newco has been provided with true and complete copies of all agreements material to the Properties and there are no existing material defaults by Paragon or, to its knowledge, the other parties to such agreements;

(j)

except as set out in the Underlying Agreements and the Joint Venture Agreements, it is the legal, beneficial and recorded owner of a 100% undivided interest in the Properties free and clear of all Encumbrances and has the right to grant an interest in the Properties;

(k)	subject to the Underlying Agreements and applicable laws, together with Crosshair it has the exclusive right to explore for minerals on the Properties;

(l)

there has been no act or omission by it, or to its knowledge by anyone else, that could result by notice or lapse of time, or both, in the breach, termination, abandonment, forfeiture, relinquishment or other premature termination of the Properties or any of its rights with respect thereto;

(m)

the Properties are in good standing under the laws of Newfoundland up to and including the date hereof and no proceedings have been instituted to invalidate or assert an adverse claim or challenge against or to the ownership of or title to the Properties, nor is there any basis therefor, and no other person is entitled to an agreement or option to acquire or purchase the Properties or any portion thereof, and except as disclosed on Schedule B no person has any royalty or other interest whatsoever, in production from any part of the Properties;

(n)	other than as described in Schedule C hereto, there are no actions, suits or proceedings pending or to its knowledge, threatened, against or adversely affecting or which could adversely affect the Properties before any federal, provincial, municipal or other governmental authority, court, department, commission, board bureau, agency or instrumentality, domestic or foreign, whether or not insured, and which might involve the possibility of any judgment or liability against the Properties;

(o)	the Properties have full and free legal access and there is no fact or condition that would result in the interference with or termination of such access;

(p)

all work carried out on the Properties has been carried out in compliance with all applicable laws, including Environmental Laws, and neither Paragon, nor to its knowledge any person, has received any notice of any breach of any such law and it has no knowledge of any facts that would lead a well informed operator in the mining industry to believe there are any environmental liabilities associated with the Properties and there are no environmental audits, evaluations, assessments or studies relating to the Properties;

(q)	no consent or approval, except as has been obtained, is required to permit the execution and delivery of this Agreement by Paragon or the performance of its obligations hereunder;

(r)

no representation or warranty made by it in this Agreement or any statement, schedule, certificate or other document delivered by it pursuant to or in connection with this Agreement or in connection with any transaction contemplated hereby contains any untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein not misleading;

(s)

there is no claim, complaint or other proceeding initiated by or on behalf of any aboriginal group or to which any aboriginal group is legally a necessary party pending or, to the knowledge of Paragon, threatened by any aboriginal group with respect to Paragon’s exploration of the Properties and Paragon has not engaged in any negotiations with any aboriginal group in respect of the Properties or entered into any impact and benefits agreement with any aboriginal group in respect of the Properties; and

(t)

Paragon has made full disclosure to Newco of all material facts of which Paragon has knowledge relating to the Properties and all relevant information that Paragon possesses which relates to the Properties which could have any effect upon Newco determining whether it shall enter into this Agreement and this Agreement does not contain any untrue statement by Paragon of a material fact of which Paragon has knowledge and Paragon has not omitted to state in this Agreement a material fact necessary in order to make the statements contained herein not misleading.

2.3	Crosshair represents and warrants to Newco and Paragon that, as of the date of this Agreement:

(a)

it is a valid and subsisting corporation duly incorporated under the laws of its jurisdiction of incorporation and has full corporate power and authority to execute and deliver this Agreement and to observe and perform its covenants and obligations hereunder and has taken all necessary corporate proceedings and obtained all necessary corporate approvals in respect thereof and, upon execution and delivery of this Agreement by it, this Agreement will constitute a legal, valid and binding obligation of Crosshair enforceable against it in accordance with its terms except that:

	(i)	enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights generally;

	(ii)	equitable remedies, including the remedies of specific performance and injunctive relief, are available only in the discretion of the applicable court;

	(iii)	a court is not required to treat as conclusive, final or binding those certificates and determinations which this Agreement states are to be so treated;

	(iv)	a court may stay proceedings before them by virtue of equitable or statutory powers; and

	(v)	rights of indemnity and contribution hereunder may be limited under applicable law;

(b)

neither the execution of this Agreement nor the consummation of the transactions contemplated hereby conflict with, result in a breach of or accelerate the performance required by the Underlying Agreements or any other agreement to which it is a party;

(c)	the Joint Venture Agreements are in good standing in all respects (including with respect to payments to be made thereunder) in full force and effect and unamended;

(d)

Crosshair has not transferred or encumbered or agreed to transfer or encumber the Joint Venture Agreements or all or any of its right, title or interest in or to the Joint Venture Agreements, except as provided for in this Agreement;

(e)

neither the execution of this Agreement nor the consummation of the transactions contemplated hereby, result in a breach of the laws of any applicable jurisdiction, its constating documents or resolutions of its directors or shareholders;

(f)	Schedule A attached hereto accurately sets out all of Crosshair’s interest in the Properties;

(g)	all of the mineral claims constituting the Properties have been duly and properly staked and recorded and have been and are validly held in accordance with the laws of Newfoundland;

(h)	it is lawfully authorized to hold mineral claims in the Province of Newfoundland;

(i)

Newco has been provided with true and complete copies of all agreements material to the Properties and there are no existing material defaults by Crosshair or, to its knowledge, the other parties to such agreements;

(j)	it has the option to earn a 60% interest in the Properties and, except as set out in the Underlying Agreements, it has the right to grant an interest in the Properties;

(k)	subject to the Underlying Agreements and applicable laws, together with Paragon it has the exclusive right to explore, develop and mine the Properties;

(l)

there has been no act or omission by it, or to its knowledge by anyone else, that could result by notice or lapse of time, or both, in the breach, termination, abandonment, forfeiture, relinquishment or other premature termination of the Properties or any of its rights with respect thereto;

(m)

the Properties are in good standing under the laws of Newfoundland up to and including the date hereof and no proceedings have been instituted to invalidate or assert an adverse claim or challenge against or to the ownership of or title to the Properties, nor is there any basis therefore, and no other person is entitled to an agreement or option to acquire or purchase the Properties or any portion thereof, and except as disclosed on Schedule B no person has any royalty or other interest whatsoever, in production from any part of the Properties;

(n)

other than as described in Schedule C hereto, there are no actions, suits or proceedings pending or to its knowledge, threatened, against or adversely affecting or which could adversely affect the Properties before any federal, provincial, municipal or other governmental authority, court, department, commission, board bureau, agency or instrumentality, domestic or foreign, whether or not insured, and which might involve the possibility of any judgment or liability against the Properties;

(o)	the Properties have full and free legal access and there is no fact or condition that would result in the interference with or termination of such access;

(p)

all work carried out on the Properties has been carried out in compliance with all applicable laws, including Environmental Laws, and neither Crosshair, nor to its knowledge any person, has received any notice of any breach of any such law and it has no knowledge of any facts that would lead a well informed operator in the mining industry to believe there are any environmental liabilities associated with the Properties and there are no environmental audits, evaluations, assessments or studies relating to the Properties;

(q)	no consent or approval, except as has been obtained, is required to permit the execution and delivery of this Agreement by Crosshair or the performance of its obligations hereunder;

(r)	it will assist Newco in obtaining exploration permits and licenses necessary to carry on the exploration business on the Properties as contemplated by this Agreement;

(s)

no representation or warranty made by it in this Agreement or any statement, schedule, certificate or other document delivered by it pursuant to or in connection with this Agreement or in connection with any transaction contemplated hereby contains any untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein not misleading;

(t)

there is no claim, complaint or other proceeding initiated by or on behalf of any aboriginal group or to which any aboriginal group is legally a necessary party pending or, to the knowledge of Crosshair, threatened by any aboriginal group with respect to Crosshair’s exploration of the Properties and Crosshair has not engaged in any negotiations with any aboriginal group in respect of the Properties or entered into any impact and benefits agreement with any aboriginal group in respect of the Properties;

(u)

Crosshair has made full disclosure to Newco of all material facts of which Crosshair has knowledge relating to the Properties and all relevant information that Crosshair possesses which relates to the Properties which could have any effect upon Newco determining whether it shall enter into this Agreement and this Agreement does not contain any untrue statement by Crosshair of a material fact of which Crosshair has knowledge and Crosshair has not omitted to state in this Agreement a material fact necessary in order to make the statements contained herein not misleading; and

(v)

Crosshair is the legal and beneficial owner and the registered holder of 1,764,700 common shares (the “Pubco Shares”) in the capital of a public company identified to Paragon in a letter dated the date of this Agreement (“Pubco”), representing approximately 4% of Pubco’s currently issued and outstanding common shares, and Crosshair holds the Pubco Shares free and clear of any liens or encumbrances.

2.4	In connection with the transactions proposed by this Agreement,

(a)

Crosshair acknowledges and consents to the transfer of Paragon’s interest in the Properties to Newco and, subject to completion of the transactions contemplated by this Agreement, waives any rights it has pursuant to the Joint Venture Agreements; and

(b)	Paragon acknowledges and consents to the transfer of Crosshair’s interest in the Properties to Newco and, subject to completion of the transactions contemplated by this Agreement, waives any rights it has pursuant to the Joint Venture Agreements.

2.5

The representations, warranties and covenants hereinbefore set out are conditions on which each of the Parties have relied in entering into this Agreement and each of the Parties will indemnify and save the other harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation, warranty, covenant, agreement or condition made by it and contained in this Agreement.

3.	ASSOCIATION OF PARTIES

3.1	Except as specifically provided hereunder:

(a)

each Party will be at liberty to engage, for its own account and without duty to account to the other Party, in any other business or activity outside the Properties constituted hereby, including the ownership and operation of any other mining permits, licenses, claims and leases wherever located;

(b)

no Party will be under any fiduciary or other duty or obligation to the other Party which will prevent or impede such Party from participating in, or enjoying the benefits of, competing endeavours; and

(c)	the legal doctrines of “corporate opportunity” or “business opportunity” will not apply with respect to participation by either Party in any business activity or endeavour.

4.	ENVIRONMENTAL LIABILITY

4.1

Upon Newco acquiring 100% legal and beneficial interest in the Properties free and clear of all Encumbrances, Newco shall be responsible for any claim or liability resulting from any claim or breach of Environmental Laws with respect to the Properties.

5.	FINANCINGS AND SECONDARY OFFERINGS

5.1

Concurrent with, immediately before or immediately after the Closing, Newco proposes to complete an initial public offering (the “Financing”) by way of a prospectus (the “Prospectus”) in an amount to be determined by Crosshair based on Newco’s capital needs and market conditions, currently expected to be 6,666,667 common shares of Newco at a price of $0.75 per common share.

5.2

Newco shall permit Paragon to qualify under the Prospectus the sale by Paragon of 1,333,333 of the Consideration Shares or such other number of shares agreed to by Crosshair and Paragon (the “Secondary Offering”), in addition to the common shares issued in the Financing. The Secondary Offering is subject to the approval of any stock exchange that the securities of any of the Parties are listed on or to which an application for listing has been made.

5.3

Provided that Paragon holds at least 20% of the then current issued and outstanding common shares of Newco, if at any time following completion of the Financing Newco undertakes any equity financing by way of prospectus (including but not limited to by way of common shares, units, warrants, special warrants, subscription receipts or convertible debt) (a "Subsequent Financing"), Paragon will have the right (but not the obligation) to participate in such Subsequent Financing as a seller in order to sell such number of the remaining Consideration Shares as shall comprise at least 10% of the amount of any such Subsequent Financing, provided that Paragon shall not be permitted to sell more than 30% of Paragon’s ownership of then current issued and outstanding common shares of Newco in any single Subsequent Financing. Newco shall permit Paragon to qualify Paragon's sale of such Consideration Shares in such Subsequent Financing by way of such prospectus.

6.	PURCHASE AND SALE

6.1

Subject to the terms and conditions of this Agreement, Paragon hereby sells and transfers to Newco, and Newco hereby purchases from Paragon, all of Paragon’s legal and beneficial interest in the Properties, free and clear of all Encumbrances in accordance with the terms of this Agreement.

6.2

In consideration of the sale to it of Paragon’s interest in the Properties, at the Closing, Newco shall issue 16,201,413 common shares of Newco (the “Consideration Shares”) to Paragon and the Consideration Shares shall represent:

(a)	37.57% of the issued and outstanding common shares of Newco at time of issuance;

(b)	32.54% of the issued and outstanding common shares of Newco immediately after the Financing; and

(c)

29.86% of the issued and outstanding common shares of Newco immediately after the Financing, Secondary Offering and distribution of the Newco common shares held by Crosshair to its shareholders in the Arrangement, and the value of the Consideration Shares at the time of issuance shall be equal to the fair market value of Paragon’s interest in the Properties.

6.3

Upon Newco satisfying the obligations set forth in section 6.2, it will have acquired all of Paragon’s legal and beneficial interest in the Properties free and clear of all Encumbrances with no further action required by it, resulting in all of Paragon’s rights and interests in the Properties being eliminated, subject to its rights pursuant to Article 6.

6.4

Upon Closing of the transaction contemplated by this Agreement, the Joint Venture Agreements shall be terminated, and all obligations of Paragon and Crosshair under the Underlying Agreements shall be assumed entirely by Newco

7.	CLOSING ARRANGEMENTS

7.1

The Closing shall take place at 10:00 a.m. (Vancouver time) on the Closing Date at the offices of Blake, Cassels & Graydon LLP, Suite 2600, 595 Burrard Street, Vancouver, B.C., or at such other time on the Closing Date as may be agreed to by the Parties.

7.2	At the Closing, Paragon shall deliver or cause to be delivered,

(a)	to Crosshair and Newco:

(i)

a certificate of a senior officer of Paragon (without personal liability) dated as of the Closing Date certifying that: (i) the representations and warranties of Paragon contained herein are true and correct in all material respects as of the date made and as of the Closing Date; and (ii) Paragon has performed in all material respects all covenants and agreements contained herein;

	(ii)	a certificate of an officer of Paragon dated as of the Closing Date attaching a copy of the constating documents of Paragon; and

(b)	to Newco:

	(i)	a form of document satisfactory to Newco and duly executed by Paragon for the transfer of the Properties to Newco (all filing fees relating to the said transfer shall be borne by Newco);

	(ii)	all documents, data, maps, books, records, results and other material related to the Properties; and

	(iii)	such other documents as Newco may reasonably request.

7.3	At the Closing, Crosshair shall deliver or cause to be delivered,

(a)	to Paragon and Newco:

(i)

a certificate of a senior officer of Crosshair (without personal liability) dated as of the Closing Date certifying that: (i) the representations and warranties of Crosshair contained herein are true and correct in all material respects as of the date made and as of the Closing Date; and (ii) Crosshair has performed in all material respects all covenants and agreements contained herein;

	(ii)	a certificate of an officer of Crosshair dated as of the Closing Date attaching a copy of the constating documents of Crosshair; and

7.4	At the Closing, Newco shall deliver or cause to be delivered,

(a)	to Crosshair and Paragon:

(i)

a certificate of a senior officer of Newco (without personal liability) dated as of the Closing Date certifying that: (i) the representations and warranties of Newco contained herein are true and correct in all material respects as of the date made and as of the Closing Date; and (ii) Newco has performed in all material respects all covenants and agreements contained herein;

	(ii)	a certificate of an officer of Newco dated as of the Closing Date attaching a copy of the constating documents of Newco; and

(b)	to Paragon:

	(i)	a share certificate or certificates, registered in Paragon’s name (or as otherwise directed by Paragon) representing the consideration set out in section 6.2.

8.	CONDITIONS OF CLOSING

8.1

Newco shall not be obligated to complete the purchase of the Properties pursuant to this Agreement unless, at or before the Closing, each of the conditions listed below in this section 8.1 has been satisfied, it being understood that the said conditions are included for the exclusive benefit of Newco:

(a)	The representations and warranties of Crosshair and Paragon in this Agreement shall be true and correct in all material respects at the Closing;

(b)

Paragon and Crosshair shall have performed and complied in all material respects with the terms and conditions in this Agreement on each of its part to be performed or complied with at or before the Closing and shall have executed and delivered or caused to have been executed and delivered to Newco at the Closing all the documents contemplated in sections 7.2 and 7.3 and elsewhere in this Agreement;

(c)	During the Interim Period, there shall have been no Material Adverse Change;

(d)

During the Interim Period, there shall have been no Order made or any Legal Proceedings commenced or threatened for the purpose, or which could have the effect, of enjoining, preventing or restraining the completion of the transactions contemplated by this Agreement or the Arrangement;

(e)

Crosshair and Newco shall have entered into a purchase and sale agreement for Crosshair’s interest in the Properties and any conditions to the performance of that agreement shall have been satisfied or waived;

(f)	The Arrangement shall have been approved by the securityholders of Crosshair at a duly called meeting of securityholders in accordance with applicable laws;

(g)	The interim order and the final order of the Supreme Court of British Columbia in respect of the Arrangement shall each have been obtained and shall not have been set aside;

(h)	The Pubco Shares shall have been duly and validly transferred to Newco as part of the Arrangement; and

(i)	All regulatory approvals and consents to the transactions contemplated by this Agreement shall have been obtained and be in full force and effect, including:

(i) the approval of any stock exchange that the securities of any of the Parties are listed on or to which an application for listing has been made; and

(ii) any consents required from any of the parties to the Underlying Agreements.

8.2

If any condition in Section 8.1 has not been fulfilled at or before the Closing or if any such condition is or becomes impossible to satisfy, other than as a result of the failure of Newco to comply with its obligations under this Agreement, then Newco in its sole discretion may, without limiting any rights or remedies available to Newco at law or in equity, either:

(a)	terminate this Agreement by notice to Paragon and Crosshair; or

(b)	waive compliance with any such condition without prejudice to its right of termination in the event of non-fulfillment of any other condition.

8.3

Paragon shall not be obligated to complete the transactions contemplated by this Agreement unless, at or before the Closing, each of the conditions listed below in this section 8.3 has been satisfied, it being understood that the said conditions are included for the exclusive benefit of Paragon:

(a)	The representations and warranties of Crosshair and Newco in this Agreement shall be true and correct in all material respects at the Closing;

(b)

Newco and Crosshair shall have performed and complied in all material respects with the terms and conditions in this Agreement on each of its part to be performed or complied with at or before the Closing and shall have executed and delivered or caused to have been executed and delivered to Paragon at the Closing all the documents contemplated in sections 7.3 and 7.4 and elsewhere in this Agreement;

(c)	During the Interim Period, there shall have been no Order made or any Legal Proceedings commenced or threatened for the purpose of enjoining, preventing or restraining the completion of the transactions contemplated by this Agreement or the Arrangement;

(d)

Crosshair and Newco shall have entered into a purchase and sale agreement for Crosshair’s interest in the Properties and any conditions to the performance of that agreement shall have been satisfied or waived;

(e)	The Arrangement shall have been approved by the securityholders of Crosshair at a duly called meeting of securityholders in accordance with applicable laws;

(f)	The interim order and the final order of the Supreme Court of British Columbia in respect of the Arrangement shall each have been obtained and shall not have been set aside;

(g)

All regulatory approvals and consents to the transactions contemplated by this Agreement shall have been obtained and be in full force and effect, including the approval of any stock exchange that the securities of any of the Parties are listed on or to which an application for listing has been made;

(h)	The Pubco Shares shall have been duly and validly transferred to Newco as part of the Arrangement;

(i)	The Financing and Secondary Offering as outlined in section 5, shall have been completed on terms reasonably acceptable to Paragon;

(j)

Paragon shall have been satisfied, acting reasonably, with the results of its due diligence investigation of Newco, including satisfaction with the tax implications of the Arrangement and the sale of its legal and beneficial interest in the Properties to Newco; and

(k)	The Consideration Shares to be issued to Paragon shall not represent less than the percentage amounts set out at subsection 6.2 (a), (b), or (c).

8.4

If any condition in section 8.3 shall not have been fulfilled at or before the Closing or if any such condition is or becomes impossible to satisfy, other than as a result of the failure of Paragon to comply with its obligations under this Agreement, then Paragon in its sole discretion may, without limiting any rights or remedies available to Paragon at law or in equity, either:

(a)	terminate this Agreement by notice to Newco and Crosshair; or

(b)	waive compliance with any such condition without prejudice to its right of termination in the event of non-fulfillment of any other condition.

8.5

Crosshair shall not be obligated to complete the transactions contemplated by this Agreement unless, at or before the Closing, each of the conditions listed below in this section 8.5 has been satisfied, it being understood that the said conditions are included for the exclusive benefit of Crosshair:

(a)	The representations and warranties of Newco and Paragon in this Agreement shall be true and correct in all material respects at the Closing;

(b)

Newco and Paragon shall have performed and complied in all material respects with the terms and conditions in this Agreement on each of its part to be performed or complied with at or before the Closing and shall have executed and delivered or caused to have been executed and delivered to Crosshair at the Closing all the documents contemplated in sections 7.2 and 7.4 and elsewhere in this Agreement;

(c)

During the Interim Period, there shall have been no Order made or any Legal Proceedings commenced or threatened for the purpose of enjoining, preventing or restraining the completion of the transactions contemplated by this Agreement or the Arrangement;

(d)

Crosshair and Newco shall have entered into a purchase and sale agreement for Crosshair’s interest in the Properties and any conditions to the performance of that agreement shall have been satisfied or waived;

(e)	The Arrangement shall have been approved by the securityholders of Crosshair at a duly called meeting of securityholders in accordance with applicable laws;

(f)	The interim order and the final order of the Supreme Court of British Columbia in respect of the Arrangement shall each have been obtained and shall not have been set aside;

(g)	The Financing shall have been completed on terms reasonably acceptable to Crosshair; and

(h)

All regulatory approvals and consents to the transactions contemplated by this Agreement shall have been obtained and be in full force and effect, including the approval of any stock exchange that the securities of any of the Parties are listed on or to which an application for listing has been made.

8.6

If any condition in section 8.5 shall not have been fulfilled at or before the Closing or if any such condition is or becomes impossible to satisfy, other than as a result of the failure of Crosshair to comply with its obligations under this Agreement, then Crosshair in its sole discretion may, without limiting any rights or remedies available to Crosshair at law or in equity, either:

(a)	terminate this Agreement by notice to Newco and Paragon; or

(b)	waive compliance with any such condition without prejudice to its right of termination in the event of non-fulfillment of any other condition.

9.	ACTION DURING INTERIM PERIOD

9.1	During the Interim Period, Crosshair and Paragon shall operate all business related to the Properties in the ordinary course of business and in compliance with all applicable law.

9.2	During the Interim Period Newco, Crosshair and Paragon shall not:

(a)	dispose of, grant any interest in or encumber any of the Properties;

(b)	enter into any contract or any other transaction that could affect any of the Properties, except with the prior written consent of the other Parties;

(c)

terminate, cancel, modify or amend in any respect any contract related to the Properties or take or fail to take any action that would entitle any party to a contract related to the Properties to terminate, modify, cancel or amend such contract; or

(d)	agree, commit or enter into any understanding to take any action set out in paragraphs (a), (b) or (c) of this section 9.2.

9.3

During the Interim Period and up to and including the closing of the Financing, Crosshair and Newco shall provide Paragon with all information and documents reasonably required in order to allow Paragon to carry out its due diligence investigation on Newco and any assets to be vended in Newco, including providing Paragon with complete copies of all filings made with regulatory authorities in connection with the Arrangement and in connection with the stock exchange listing of Newco.

10.	SHARING OF AND CONFIDENTIAL NATURE OF INFORMATION

10.1

No Party will make any public statement or issue any press release concerning the transactions contemplated herein without the consent of the other Party which consent shall not be unreasonably withheld. The Party making such disclosure will consult with the other Party prior to making any statement or press release and the Parties will use all reasonable efforts, acting expeditiously and in good faith, to agree upon a text for such statement or release which is satisfactory to each of them within one business day. If the Parties fail to agree upon such text, the Party making the disclosure will make only such public statement or release as its counsel advises in writing is legally required to be made or is otherwise reasonable in the circumstances.

10.2

The Parties further agree that this Agreement will not be provided to any third party or used other than for the activities contemplated hereunder except as required by law or by the rules and regulations of any regulatory authority or stock exchange having jurisdiction (in which case the Party being compelled to disclose such information shall to the extent practical give the other Party an opportunity to review and provide reasonable comments on the disclosure), or with the written consent of the other Party, such consent not to be unreasonably withheld.

10.3

Consent to disclosure of information pursuant to section 10.2 will not be unreasonably withheld where a Party wishes to disclose any such information to a third party for the purpose of arranging financing, entering into a corporate transaction or for the purpose of selling its interest or its rights as contemplated in this Agreement, provided that such third party first enters into a written agreement with the other Party that any such information not theretofore publicly disclosed will be kept confidential and not disclosed to others on terms satisfactory to the other Party acting reasonably.

11.	NOTICES

11.1

Any notice, direction or other instrument required or permitted to be given under this Agreement will be in writing and may be given by the delivery of the same or by mailing the same by prepaid registered or certified mail or by sending the same by telegram, telex, telecommunication, facsimile or other similar form of communication, in each case addressed as follows:

(a)	If to Paragon at:

Suite 1540 - 800 West Pender Street Vancouver, British Columbia, V6C 2V6

Attention: Michael J. Vande Guchte Facsimile No.: 604 629-2489

(b)	If to Newco at:

Suite 1240 - 1140 West Pender Street, Vancouver, BC V6E 4G1

Attention: Mark J. Morabito Facsimile No.: 604 681-8039

(c)	If to Crosshair at:

Suite 1240 - 1140 West Pender Street, Vancouver, BC V6E 4G1

Attention: Mark J. Morabito Facsimile No.: 604 681-8039

11.2	Any notice, direction or other instrument will:

(a)	if delivered, be deemed to have been given and received on the day it was delivered; and

(b)	if sent by telecommunication, facsimile or other similar form of communication, be deemed to have been given and received on the business day following the day it was so sent.

11.3

A Party may at any time give to the other Party notice in writing of any change of address of the Party giving such notice and from and after the giving of such notice the address or addresses therein specified will be deemed to be the address of such Party for the purposes of giving notice hereunder.

12.	TERMINATION

12.1	Other than the provisions of this Agreement which explicitly survive termination, and sections 2.5, 8.2, 8.4, and 8.6, this Agreement will terminate:

(a)	upon the written agreement of the Parties to terminate; or

(b)	if the conditions in Article 8 are not satisfied or waived by January 31, 2009.

13.	FORCE MAJEURE

13.1

The obligations of a Party shall be suspended to the extent and for the period that performance is prevented by any cause, whether foreseeable or unforeseeable, beyond its reasonable control, including without limitation, labour disputes (however arising and whether or not employee demands are reasonable or within the power of the Party to grant); acts of God; laws, instructions or requests of any government or governmental entity; judgments or orders of any court; inability to obtain on reasonably acceptable terms any public or private licence, permit or other authorisation; curtailment or suspension of activities to remedy or avoid an actual or alleged, present or prospective violation of Environmental Laws; action or inaction by any federal, provincial or local agency that delays or prevents the issuance or granting of any approval or authorisation required to conduct operations beyond the reasonable expectations of the Party seeking the approval or authorisation; acts of war or conditions arising out of or attributable to war, whether declared or undeclared; riot; civil strife, terrorism, insurrection or rebellion; fire, explosion, earthquake; delay or failure by suppliers or transporters of materials, parts, supplies, services or equipment or by contractors’ or subcontractors’ shortage of, or inability to obtain, labour, transportation, materials, machinery, equipment, supplies, utilities or services; accidents; breakdown of equipment, machinery or facilities; actions by native rights groups, environmental groups, or other similar special interest groups; or any other cause whether similar or dissimilar to the foregoing (an “Intervening Event”).

Notwithstanding any of the foregoing, lack of funds or inability to raise financing shall not be considered force majeure events for the purposes of this section 13.1.

13.2

A Party relying on the provisions of section 13.1 will promptly give written notice to the other Parties of the particulars of the Intervening Event and all time limits imposed by this Agreement will be extended from the date of delivery of such notice by a period equivalent to the period of delay resulting from an Intervening Event.

13.3

A Party relying on the provisions of section 13.1 will take all reasonable steps to eliminate any Intervening Event and, if possible, will perform its obligations under this Agreement as far as commercially practical, but nothing herein will require such Party to settle or adjust any labour dispute or to question or to test the validity of any law, rule, regulation or order of any duly constituted governmental authority or to complete its obligations under this Agreement if an Intervening Event renders completion commercially impracticable. A Party relying on the provisions of section 13.1 will give written notice to the other Parties as soon as such Intervening Event ceases to exist.

14.	DEFAULT

14.1

Notwithstanding anything in this Agreement to the contrary, if any Party (a “Defaulting Party”) is in default of any requirement herein set forth any other Party may give written notice to the Defaulting Party specifying the default and the Defaulting Party will not lose any rights under this Agreement, unless within 10 days after the giving of the first notice of default by the other Party the Defaulting Party has failed to take reasonable steps to cure the default by the appropriate performance and if the Defaulting Party fails within such period to take reasonable steps to cure any such default, the other Party will be entitled to seek any remedy it may have on account of such default, which remedies shall include terminating this Agreement and/or seeking the remedies of specific performance, injunction or damages.

15.	RIGHT TO REPRESENTATION ON NEWCO BOARD OF DIRECTORS

15.1

In connection with the Closing and the completion of the Arrangement, Paragon shall have the right (but not the obligation) to have one designated nominee on Newco's initial board of directors (i.e., its board of directors immediately following the completion of the Arrangement). As part of Crosshair's and Newco's preparation of materials for the Arrangement, Crosshair and Newco shall provide Paragon with a list of the proposed initial directors for Newco. Paragon shall advise Crosshair and Newco within 10 business days of receipt of such list (i) whether Paragon wishes to have a designated nominee on Newco's initial board of directors and, if so, (ii) the name of such nominee and any other information reasonably requested by Crosshair or Newco for such purpose.

15.2

Following completion of the Arrangement, as long as Paragon holds at least 10% of the issued and outstanding common shares of Newco, Paragon shall have the right (but not the obligation) to have one designated nominee on the management slate of nominees for the Newco board of directors for each annual general meeting of shareholders of Newco (and any other Newco shareholder meeting at which directors are to be elected). At least 30 days prior to the date that Newco's management information circular for any such shareholder meeting is to be mailed to shareholders, Newco shall notify Paragon in writing of the proposed management nominees for Newco's board of directors. Paragon shall have 10 business days from the date of receipt of such notice to inform Newco of (i) whether Paragon wishes to have a designated nominee on Newco's board of directors and, if so, (ii) the name of such nominee and any other information reasonably requested by Newco for such purpose.

16.	STANDSTILL

16.1

For a period of 18 months from the date of this Agreement, neither Crosshair nor Newco, either directly or indirectly or jointly or in concert with any other person, shall, without the prior written consent of Paragon, except as allowed under pre- existing agreements with Paragon:

(a)	in any manner directly or indirectly acquire, offer to acquire or agree to acquire any securities of Paragon;

(b)

make any proposal for, or offer of (with or without conditions), an extraordinary transaction involving Paragon, any of its affiliates or its securities or assets (including without limitation an amalgamation, plan of arrangement, merger or other business combination);

(c)	engage in any discussions, or enter into any agreement, commitment or understanding with any person related to a take-over bid or any acquisition of securities or material assets of Paragon;

(d)	make any public announcement or private disclosure with respect to any of the foregoing or any intention, plan or arrangement with respect to the same; or

(e)	assist, advise or encourage any person in doing any of the foregoing (including without limitation by providing or arranging financing).

Crosshair and/or Newco shall promptly give notice to Paragon of any proposal made to Crosshair or Newco (as the case may be) with respect to any of the foregoing. Notwithstanding the foregoing, (i) the limitation and prohibition as set forth in this section shall not preclude Crosshair or Newco from acquiring securities in another non-affiliated corporate entity holding shares of Paragon in its portfolio, (ii) the above limitation and prohibition set forth in this section 16.1 shall cease to apply immediately if another party announces its intention to make a takeover or similar offer for Paragon or the possibility of an offer is announced; and (iii) Crosshair’s and Newco’s obligations in this section 16.1 shall apply to Paragon as a registered corporate entity and not to another corporate entity which during the term of this Agreement acquires a controlling interest in Paragon.

17.	GENERAL

17.1	The Parties will execute such further and other documents and do such further and other things as may be necessary or convenient to carry out and give effect to the intent of this Agreement.

17.2	Time will be of the essence in the performance of this Agreement.

17.3

This agreement may be assigned by any Party with the prior written consent of the other Parties, which will not be unreasonably withheld, and will enure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

17.4

This agreement (including the Schedules thereto) constitutes the entire agreement between the Parties and, except as hereafter set out, replaces and supersedes all prior agreements, memoranda, correspondence, communications, negotiations and representations, whether oral or written, express or implied, statutory or otherwise between the Parties with respect to the subject matter herein. There are no implied covenants contained in this Agreement.

17.5	This agreement will be governed by and construed according to the laws of British Columbia and the federal laws of Canada applicable therein.

17.6	This agreement may only be amended by the written agreement of the Parties hereto and their permitted successors and assigns.

17.7

All costs and expenses, including legal fees and disbursements, incurred in connection with the negotiation and preparation of this Agreement and the consummation of transactions contemplated hereby shall be borne by the Party that incurred same.

17.8	This agreement may be executed by facsimile and in one or more counterparts, each of which shall be deemed to be an original but each of which shall constitute one and the same instrument.

IN WITNESS WHEREOF the Parties have executed these presents as of the day and year first above written.

GEMINI METALS CORP.

By:	“Mark J. Morabito”
Name: Mark J. Morabito
Title: Director

CROSSHAIR EXPLORATION & MINING CORP.

By:	“Mark J. Morabito”
Name: Mark J. Morabito
Title: Chief Executive Officer

PARAGON MINERALS CORPORATION

By:	“Michael J. Vande Guchte”
Name:
Title:

SCHEDULE A

Description of Properties

Victoria Lake / South Golden Promise Project:1

Property	Licence	Claims	Sq. Km	Hectares	NTS AREA	Issuance Date	Renewal Date	Report Due
VL VL	08883M	166	41.5	4150	12A/06	July 2, 2002	July 2, 2012	September 1, 2008
	12380M	139	34.75	3475	12A/06	July 5, 2004	July 5, 2009	September 3, 2008
SGP SGP SGP SGP SGP SGP	12460M	70	17.5	1750	12A/09,10, 15,16	November 22, 2004	November 22, 2009	January 21, 2009
	12462M	256	64	6400	12A/09,16	August 19, 2002	August 19, 2012	October 19, 2009
	13591M	23	5.75	575	12A/16	November 22, 2004	November 22, 2009	January 21, 2009
	13766M	34	8.5	850	12A/15, 16	August 16, 2007	August 16, 2012	October 15, 2008
	11058M	20	5	500	12A/16	October 28, 2004	October 28, 2009	December 29, 2008
	11059M	4	1	100	12A/16	October 28, 2004	October 28, 2009	December 29, 2008
	Totals:	712	178	17,800

1 Crosshair has earned a 60% interest in the Victoria Lake/ South Golden Promise Project.

Golden Promise Project: 1

Property	Licence	Claims	Sq. Km	Hectares	NTS AREA	Issuance Date	Renewal Date	Report Due
GP GP GP GP GP GP	8904M	6	1.5	150	12A/16	July 9, 2002	July 9, 2012	September 8, 2008
	11028M	256	64	6400	12A/16	June 21, 2002	June 21, 2012	August 20, 2008
	11029M	256	64	6400	12A/16	June 21, 2002	June 21, 2012	August 20, 2008
	11033M	256	64	6400	2D/13, 12A/16	June 21, 2002	June 21, 2012	August 20, 2009
	11034M	217	54.25	5425	12A/16	June 21, 2002	June 21, 2012	August 20, 2009
	11057M	42	10.5	1050	12A/16	October 28, 2004	October 28, 2009	December 29, 2008
	Totals:	1033	258.25	25,825

SCHEDULE B

Encumbrances

1.

2.0% Net Smelter Return Royalty (“NSR”), of which 1.0% of the NSR is purchasable for $1,000,000 (or $500,000 for each 0.5% NSR) with a right of first refusal on the remaining 1% NSR, and annual advance royalty payments of $20,000 commencing June 1, 2007, to William Mercer under the May 22, 2002 Letter Agreement between William Mercer and Rubicon Minerals Corporation on the Golden Promise Property, as amended on July 17, 2003, July 27, 2003, and September 1, 2003. Areas of interest (AOI’s) exist on the property.

2.

1.0% NSR granted to Allan Keats, of which 0.5% of the NSR is purchasable for $250,000 with a right of first refusal on the remaining 0.5% NSR; one time cash payment of $1000 if ten drill holes are completed on the Three Angle Pond Property, NL (the “Pond Property”); one time cash payment of $5,000 if fifty drill holes are completed on the Pond Property; and one time cash payment of $25,000 upon completion of a bankable feasibility study on the Pond Property, all pursuant to the July 11, 2003 Royalty Letter Agreement between Allan Keats and Rubicon Minerals Corporation on the Pond Property.

3.

2.0% NSR granted to Stephen Courtney and Newfoundland & Labrador Minerals Ltd. under the June 14, 2004 Purchase and Royalty Letter Agreement between Stephen Courtney and Newfoundland & Labrador Minerals Ltd. and Rubicon Minerals Corporation on the OB Property, NL. 1.0% of the NSR is purchasable for $1,000,000 with a right of first refusal on the remaining 1% NSR.

4.

2.5% NSR granted to Al Keats and Kevin Keats under the January 8, 2003 Letter Agreement between Al Keats, Kevin Keats and Rubicon Minerals Corporation on the Victoria Lake Property. 1.5% of the NSR is purchasable for $1,500,000 (or $500,000 for each 0.5% NSR) with a right of first refusal on the remaining 1% NSR. Areas of interest (AOI’s) exist on the property.

5.

2.5% NSR granted to Al Keats and Kevin Keats under the May 18, 2005 Letter Agreement between Al Keats, Kevin Keats and Rubicon Minerals Corporation on the Victoria Lake 10188M Property. 1.5% of the NSR is purchasable for $1,500,000 with a right of first refusal on the remaining 1% NSR. Areas of interest (AOI’s) exist on the property.

SCHEDULE C

Proceedings

[Nil]

SCHEDULE D

Underlying Agreements

1.	May 22, 2002 Letter Agreement between William Mercer and Rubicon Minerals Corporation on the Golden Promise Property, as amended on July 17, 2003, July 27, 2003, and September 1, 2003.

2.	July 11, 2003 Royalty Letter Agreement between Allan Keats and Rubicon Minerals Corporation on Three Angle Pond Property, NL.

3.	June 14, 2004 Purchase and Royalty Letter Agreement between Stephen Courtney and Newfoundland & Labrador Minerals Ltd. and Rubicon Minerals Corporation on the OB Property, NL.

4.	January 8, 2003 Letter Agreement between Al Keats, Kevin Keats and Rubicon Minerals Corporation on the Victoria Lake Property.

5.	May 18, 2005 Letter Agreement between Al Keats & Kevin Keats and Rubicon Minerals Corporation on the Victoria Lake 10188M Property.

6.	April 24, 2006 Victoria Lake 10188M Property – Land Offering – License 11060 M between Rubicon Minerals Corporation and Crosshair Exploration & Mining Corp